Exhibit 99.1

Iconix Reports Financial Results For The Second Quarter 2019

NEW YORK, August 8, 2019 /Globe Newswire/ -

•	Total revenue of $34.4 million compared with $50.2 million from the prior year quarter.
•	GAAP Operating Income improves to income of $18.6 million from a loss of $94.6 million in the prior year quarter. Adjusted EBITDA margin improves to 59% from 49% in the prior year quarter.
•	Signed 111 license deals year to date, representing $79 million of aggregate guaranteed minimum royalties.

Iconix Brand Group, Inc. (Nasdaq: ICON) ("Iconix" or the "Company") today reported financial results for the second quarter ended June 30, 2019.

Bob Galvin, CEO commented, “Results for the second quarter of 2019 were as expected, as we continue to stabilize the business and our operational cost structure.  Our focus on the business and costs helped to improve our EBITDA margin to 59% from 49% in the prior year quarter.  We also continue to build the pipeline of our future business, as we have signed 111 deals year to date for aggregate guaranteed minimum royalties of approximately $79 million.”

Second Quarter 2019 Financial Results

GAAP Revenue by Segment

(000’s)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Licensing revenue:
Women's	$8,171	$16,871	$16,538	$33,469
Men's	6,614	10,526	17,550	20,470
Home	4,285	6,961	7,775	13,473
International	15,324	15,854	28,473	31,349
	$34,394	$50,212	$70,336	$98,761

For the second quarter of 2019, total revenue was $34.4 million, a 31% decline, compared to $50.2 million in the second quarter of 2018. Such decline was expected, principally as a result of the transition of our Danskin and Mossimo direct to retail licenses in our Women’s segment, as previously announced. Our revenue for the second quarter of 2019 was also impacted by the effect of the Sears bankruptcy on our Joe Boxer and Bongo brands in Women’s and the Cannon brand in Home. While we recently signed new agreements with the new Sears and Kmart for the Cannon and Joe Boxer brands, the overall revenue for the Cannon and Joe Boxer brands was down year over year. Our Men’s segment revenue decreased 37% in the second quarter of 2019, compared to the prior year quarter primarily from the Buffalo brand.  Our International segment declined 3% in the second quarter of 2019 primarily as a result of performance in China.

For the six months ended June 30, 2019, total revenue was $70.3 million, a 29% decline, compared to $98.8 million in the six months ended June 30, 2018.

SG&A Expenses:

Total SG&A expenses in the second quarter of 2019 were $16.4 million, a 43% decline compared to $28.6 million in the second quarter of 2018. Most of the decline for the quarter was a decrease in compensation, advertising, bad debt expense and professional expenses. The decrease in compensation was part of the Company’s continued efforts to reduce costs as well as the prior year included severance costs related to the former CEO. Additionally, expenses for the second quarter of 2018 included $2.9 million in costs associated with a debt refinancing. Total SG&A expenses in the six months ended June 30, 2019 were $34.5 million, a 45% decline compared to $62.2 million in the six months ended June 30, 2018.

Exhibit 99.1

Operating Income and Adjusted EBITDA (1):

Adjusted EBITDA is a non-GAAP metric, and a reconciliation table is included below.

Operating income for the second quarter of 2019 was $18.6 million, as compared to operating loss of $94.6 million in the second quarter of 2018.  Adjusted EBITDA in the second quarter of 2019 was $20.3 million which represents operating income of $18.6 million excluding net charges of $1.7 million.  Adjusted EBITDA in the second quarter of 2018 was $24.6 million which represents operating loss of $94.6 million excluding net charges of $119.2 million, which was primarily related to impairment charges of $111.1 million.  The change period over period in Adjusted EBITDA is primarily as a result of the change in revenue as outlined above, which was somewhat offset by the cost reduction initiative. Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Operating income for the six months ended June 30, 2019 was $37.0 million, as compared to operating loss of $79.1 million in the six months ended June 30, 2018.  Adjusted EBITDA for the six months ended June 30, 2019 was $38.8 which represents operating income of $37.0 million excluding net charges of $1.8 million.  Adjusted EBITDA for the six months ended June 30, 2018 was $47.1 million which represents operating loss of $79.1 million excluding net charges of $126.0 million. The change period over period in Adjusted EBITDA is primarily as a result of the change in revenue as outlined above.  Refer to footnote 1 below for a full detailed reconciliation of operating income to Adjusted EBITDA.

Adjusted EBITDA by Segment (1)	For the Three Months Ended June 30,			For the Six Months Ended June 30,
(000's)	2019	2018	% Change	2019	2018	% Change

Women's	$8,622	$15,481	-44%	$16,249	$30,020	-46%
Men's	3,478	3,259	7%	7,544	6,684	13%
Home	3,783	6,596	-43%	6,790	12,347	-45%
International	9,306	6,806	37%	17,300	12,707	36%
Corporate	(4,860)	(7,516)	35%	(9,109)	(14,663)	38%
Adjusted EBITDA	$20,329	$24,626	-17%	$38,774	$47,095	-18%

Adjusted EBITDA Margin (2)	59%	49%		55%	48%

Adjusted EBITDA margin in the second quarter of 2019 was 59% as compared to adjusted EBITDA margin in the second quarter of 2018 of 49%.  The change period over period in adjusted EBITDA margin is primarily as a result of the Company’s decrease in expenses which outpaced the decrease in revenues.

Adjusted EBITDA margin in the six months ended June 30, 2019 was 55% as compared to adjusted EBITDA margin in the six months ended June 30, 2018 of 48%.  The change period over period in adjusted EBITDA margin is primarily as a result of the Company’s decrease in expenses which outpaced the decrease in revenues.

Interest Expense and Other Income:

Interest expense in the second quarter of 2019 was $14.5 million as compared to $14.8 million in the second quarter of 2018.  In the second quarter of 2019, the Company recognized a $0.3 million gain as compared to a $32.1 million gain in the second quarter of 2018.  These gains result from the Company's accounting for the 5.75% Convertible Notes, which requires recording the fair value of this debt at the end of each period with any change from the prior period accounted for as other income or loss in the respective period's income statement.

Interest expense in the six months ended June 30, 2019 was $29.0 million as compared to $29.4 million in the six months ended June 30, 2018.

Exhibit 99.1

Provision for Income Taxes:

The effective income tax rate for the second quarter of 2019 is approximately -4%, which resulted in a $0.1 million income tax benefit, as compared to an effective income tax rate of 4% in the second quarter of 2018, which resulted in a $2.8 million income tax benefit.  The change in the effective tax rate was due to trademark impairment recorded in the Prior Year Quarter, for which the Company recognized a tax benefit against a pretax loss.

The effective income tax rate for the six months ended June 30, 2019 is approximately 7%, which resulted in a $1.8 million income tax provision, as compared to an effective income tax rate of 3% in the six months ended June 30, 2018, which resulted in a $1.2 million income tax benefit.  The increase in tax expense is due to trademark impairment recorded in the Prior Year Six Months, for which the Company recognized a tax benefit.

GAAP Net Income and GAAP Diluted EPS:

GAAP net income attributable to Iconix for the second quarter of 2019 reflects income of $1.3 million, compared to loss of $79.4 million for the second quarter of 2018. GAAP diluted EPS for the second quarter of 2019 reflects income of $0.12, compared to loss of $12.04 for the second quarter of 2018.

GAAP net income attributable to Iconix for the six months ended June 30, 2019 reflects income of $19.2 million, compared to a loss of $51.7 million for the six months ended June 30, 2018.  GAAP diluted EPS for the six months ended June 30, 2019 reflects income of $0.08 compared to a loss of $8.26 for the six months ended June 30, 2018.

Adjusted EBITDA (1):

Adjusted EBITDA for the second quarter of 2019 was $20.3 million, compared to $24.6 million for the second quarter of 2018.  Adjusted EBITDA for the six months ended June 30, 2019 was $38.8 million, compared to $47.1 million for the six months ended June 30, 2018.

Adjusted EBITDA: (1)
(000's)

	For the Three Months Ended June 30,
	2019	2018	% Change

GAAP Operating Income (Loss)	$18,572	$(94,586)	120%

Add:
stock-based compensation expense	258	499
depreciation and amortization	482	632
costs associated with debt financings	-	2,905
loss on termination of licenses	-	5,650
impairment charges	-	111,147
special charges	3,198	2,677
non-controlling interest	(2,174)	(4,291)
non-controlling interest related to D&A	(7)	(7)
	1,757	119,212

Adjusted EBITDA	$20,329	$24,626	-17%
Adjusted EBITDA Margin (2)	59%	49%

Exhibit 99.1

Adjusted EBITDA: (1)
(000's)

	For the Six Months Ended June 30,
	2019	2018	% Change

GAAP Operating Income (Loss)	$36,971	$(79,050)	147%

Add:
stock-based compensation expense	399	1,518
depreciation and amortization	974	1,286
costs associated with debt financings	-	8,344
loss on termination of licenses	-	5,650
impairment charges	-	111,147
special charges	5,978	5,382
non-controlling interest	(5,535)	(7,148)
non-controlling interest related to D&A	(13)	(34)
	1,803	126,145

Adjusted EBITDA	$38,774	$47,095	-18%
Adjusted EBITDA Margin (2)	55%	48%

Exhibit 99.1

Balance Sheet and Liquidity:

(000's)	June 30, 2019	December 31, 2018
Cash Summary:
Unrestricted Domestic Cash (wholly owned)	$33,944	$45,936
Unrestricted Domestic Cash (in consolidated JV's)	8,896	8,460
Unrestricted International Cash	9,585	12,213
Restricted Cash	14,633	16,026

Total Cash	$67,058	$82,635

Debt Summary:
Senior Secured Notes due January 2043*	$353,163	$365,481
5.75% Convertible Notes due August 2023	94,580	109,715
Variable Funding Note due January 2043	100,000	100,000
2017 Senior Secured Term Loan due August 2022	187,492	189,421

Total Debt (Face Value)	$735,235	$764,617

*- The Company’s Senior Secured Notes include a test that measures the amount of principal and interest required to be paid on the debt to the approximate cash flow available to pay such principal and interest; the test is referred to as the debt service coverage ratio (“DSCR”).  As a result of a decline in royalty collections during the twelve months ended March 31, 2019, the DSCR fell below 1.10x as of March 31, 2019. Beginning April 1, 2019, the Senior Secured Notes are in a Rapid Amortization Event pursuant to the Securitization Notes Indenture.  In rapid amortization, the residual will immediately be used to pay down the principal.  Iconix will continue to receive its management fee from the Securitization Notes and the Company does not believe the loss of our residual, if any, will have a significant impact on our operations.

The Company currently projects compliance with its financial covenants under its senior secured term loan and the interest only DSCR under the Securitization indenture for 2019.

Conference Call

The Company will host a conference call today at 5:00 PM ET. The call can be accessed on the Company's website at www.iconixbrand.com or by telephone at 844-286-1555 or 270-823-1180 (conference ID: 8539908). A written transcript will be posted online as soon as available.

About Iconix Brand Group, Inc.

Iconix Brand Group, Inc. owns, licenses and markets a portfolio of consumer brands including: CANDIE'S ®, BONGO ®, JOE BOXER ®, RAMPAGE ®, MUDD ®, MOSSIMO ®, LONDON FOG ®, OCEAN PACIFIC ®, DANSKIN ®, ROCAWEAR ®, CANNON ®, ROYAL VELVET ®, FIELDCREST ®, CHARISMA ®, STARTER ®, WAVERLY ®, ZOO YORK ®, UMBRO ®, LEE COOPER ®, ECKO UNLTD. ®, MARC ECKO ®, ARTFUL DODGER ®, and HYDRAULIC®. In addition, Iconix owns interests in the MATERIAL GIRL ®, ED HARDY ®, TRUTH OR DARE ®, MODERN AMUSEMENT ®, BUFFALO ® and PONY ® brands. The Company licenses its brands to a network of retailers and manufacturers. Through its in-house business development, merchandising, advertising and public relations departments, Iconix manages its brands to drive greater consumer awareness and brand loyalty.

Exhibit 99.1

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include projections regarding the Company's beliefs and expectations about future performance and, in some cases, may be identified by words like "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future," "will," "seek" and similar terms or phrases. These statements are based on the Company's beliefs and assumptions, which in turn are based on information available as of the date of this press release. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement and could harm the Company's business, prospects, results of operations, liquidity and financial condition and cause its stock price to decline significantly. Many of these factors are beyond the Company's ability to control or predict. Important factors that could cause the Company's actual results to differ materially from those indicated in the forward-looking statements include, among others: the ability of the Company's licensees to maintain their license agreements or to produce and market products bearing the Company's brand names, the Company's ability to retain and negotiate favorable licenses, the Company's ability to meet its outstanding debt obligations and the events and risks referenced in the sections titled "Risk Factors" in the Company's Annual Report on Form 10‑K for the year ended December 31, 2018 and subsequent Quarterly Reports on Form 10‑Q and in other documents filed or furnished with the Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any acquisitions, mergers, dispositions, business development transactions, joint ventures or investments we may enter into or make in the future. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements are made only as of the date hereof and the Company undertakes no obligation to update or revise publicly any forward-looking statements, except as required by law.

Media contact:
John T. McClain
Executive Vice President and Chief Financial Officer
Iconix Brand Group, Inc.
jmcclain@iconixbrand.com
212-730-0030

Exhibit 99.1

Unaudited Consolidated Statement of Operations

(000’s, except earnings per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2019	2018	2019	2018
Licensing revenue	$34,394	$50,212	$70,336	$98,761
Selling, general and administrative expenses	16,435	28,643	34,528	62,241
Loss on termination of licenses	—	5,650	—	5,650
Depreciation and amortization	482	632	974	1,286
Equity earnings on joint ventures	(1,095)	(1,149)	(2,137)	(1,245)
Gain on sale of trademarks	—	(125)	—	(1,268)
Goodwill impairment	—	37,812	—	37,812
Trademark impairment	—	73,335	—	73,335
Operating income (loss)	18,572	(94,586)	36,971	(79,050)
Other expenses (income):
Interest expense	14,465	14,827	28,970	29,376
Interest income	(90)	(92)	(162)	(214)
Other income, net	1,140	(32,083)	(18,795)	(58,215)
Gain on extinguishment of debt	—	—	—	(4,473)
Foreign currency translation (gain) loss	(258)	704	369	152
Other expenses (income) – net	15,257	(16,644)	10,382	(33,374)
Income (loss) before income taxes	3,315	(77,942)	26,589	(45,676)
(Benefit) provision for income taxes	(130)	(2,804)	1,838	(1,154)
Net income (loss)	3,445	(75,138)	24,751	(44,522)
Less: Net income attributable to non-controlling interest	2,174	4,291	5,535	7,148
Net income (loss) attributable to Iconix Brand Group, Inc.	$1,271	$(79,429)	$19,216	$(51,670)

Earnings (loss) per share:
Basic	$0.12	$(12.04)	$2.04	$(8.26)
Diluted	$0.12	$(12.04)	$0.08	$(8.26)
Weighted average number of common shares outstanding:
Basic	10,377	6,598	9,426	6,257
Diluted	10,377	6,598	44,779	6,257

Exhibit 99.1

Footnotes

(1) Adjusted EBITDA is a non-GAAP financial measure which represents operating income excluding stock-based compensation (benefit) expense, depreciation and amortization, costs associated with recent financings, special charges related to professional fees incurred as a result of the correspondence with the Staff of the SEC, the SEC and related SDNY investigations, internal investigations, the previously disclosed class action and derivative litigations, costs related to the transition of Iconix management, but including gains on sales of trademarks and non-controlling interest. The Company believes Adjusted EBITDA is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA information may calculate EBITDA and Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

Adjusted EBITDA Reconciliation For the Three Months Ended June 30, (1):
	GAAP Operating Income		Impairment Charges		Special Charges		Costs associated with debt financings		Loss on Termination of Licenses		Depreciation & Amortization		Stock Compensation		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Women's	8,622	(95,694)	-	111,147	-	-	-	-	-	-	-	-	-	28	-	-	8,622	15,481
Men's	4,952	664	-	-	-	-	-	-	-	5,650	13	13	-	-	(1,487)	(3,068)	3,478	3,259
Home	3,782	6,589	-	-	-	-	-	-	-	-	-	-	1	7	-	-	3,783	6,596
International	10,766	8,082	-	-	-	-	-	-	-	-	72	110	3	74	(1,535)	(1,460)	9,306	6,806
Corporate	(9,550)	(14,227)	-	-	3,198	2,677	-	2,905	-	-	397	509	254	390	841	230	(4,860)	(7,516)
Total Income	18,572	(94,586)	-	111,147	3,198	2,677	-	2,905	-	5,650	482	632	258	499	(2,181)	(4,298)	20,329	24,626

Adjusted EBITDA Reconciliation For the Six Months Ended June 30, (1):
	GAAP Operating Income		Impairment Charges		Special Charges		Costs associated with debt financings		Loss on Termination of Licenses		Depreciation & Amortization		Stock Compensation		Non-controlling Interest, net		Adjusted EBITDA
($, 000s)	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018	2019	2018
Women's	16,249	(81,066)	-	111,147	-	-	-	-	-	-	-	-	-	56	-	(117)	16,249	30,020
Men's	12,498	6,538	-	-	-	-	-	-	-	5,650	25	65	-	-	(4,979)	(5,569)	7,544	6,684
Home	6,787	12,332	-	-	-	-	-	-	-	-	-	-	3	15	-	-	6,790	12,347
International	19,189	14,569	-	-	-	-	-	-	-	-	161	248	7	148	(2,057)	(2,258)	17,300	12,707
Corporate	(17,752)	(31,423)	-	-	5,978	5,382	-	8,344	-	-	788	973	389	1,299	1,488	762	(9,109)	(14,663)
Total Income	36,971	(79,050)	-	111,147	5,978	5,382	-	8,344	-	5,650	974	1,286	399	1,518	(5,548)	(7,182)	38,774	47,095

(2) Adjusted EBITDA margin is a non-GAAP financial measure which represents Adjusted EBITDA as a percentage of revenue.  The Company believes Adjusted EBITDA margin is a useful financial measure in evaluating its financial condition because it is more reflective of the Company's business purpose, operations and cash expenses.  Uses of cash flows that are not reflected in Adjusted EBITDA margin include interest payments and debt principal repayments, which can be significant.  As a result, Adjusted EBITDA margin should not be considered as a measure of our liquidity.  Other companies that provide Adjusted EBITDA margin information may calculate EBITDA margin and Adjusted EBITDA margin differently than we do. The definition of Adjusted EBITDA margin may not be the same as the definitions used in any of our debt agreements.